EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 11/10/25 to 12/9/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
11/17/2025	Sell	62,940	3.76
11/18/2025	Sell	36,623	3.73
11/19/2025	Sell	11,312	3.72
12/3/2025	Buy	3,100	3.70
12/5/2025	Sell	119,984	3.72
12/8/2025	Sell	44,532	3.71
12/9/2025	Sell	80,114	3.71